Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 11, 2021, relating to the consolidated financial statements of ENGlobal Corporation (which report expresses an unqualified opinion), appearing in the Annual Report (Form 10-K) for the year ended December 26, 2020.

/s/ Moss Adams LLP

Houston, Texas
August 26, 2021